Exhibit 10.11
COMMERCIAL LEASE AGREEMENT

THIS Lease is executed, made, delivered and entered into this 10th day of January, 2005, by and between The 6015, LLC (hereinafter collectively referred to as "Landlord" or "Lessor") and Morgan Beaumont, Inc., (hereinafter referred to as "Tenant" or "Lessee"), who agree as follows:

RECITALS:

Landlord demises, leases and lets to Tenant those certain leased premises consisting of the first floor of the HENSON OFFICE CENTER, (hereinafter referred to as "Center") in Manatee County, Florida, with a common street address of 6015 31st Street East, Bradenton Florida. 34203 (hereinafter referred to as "Unit"). The Tenant acknowledges that said leased premises contains a lobby/reception area that shall be jointly utilized by the Tenant and any tenant(s) or other occupant(s) of the first or second floor of the Center. Said lobby/reception area is outlined in blue or heavy (triple width) line on the attached floor plan marked Exhibit "A" and incorporated herein by reference.

The leased premises are to be utilized by the Tenant only for the purpose of: Company head quarters for computer hardware & software development.
The business to be operated thereon is to be known as: Morgan Beaumont Inc. .

The Unit consists of approximately 10,125 sq. ft. based on outside of wall to outside of exterior wall dimensions, and centerline of divisional wall dimensions. The leased premises are outlined in red or heavy (double width) line on the attached floor plan marked Exhibit "A" and incorporated herein by reference. The aforementioned estimate of the square footage of the Unit is merely an estimate. Said estimate is not intended to be, and shall not be, relied upon by Tenant for any purpose. This Lease is entered into upon the following terms and conditions, all of which the parties hereto covenant to observe, keep and perform:

1. TERM:	This Lease shall commence on the ........1st day of February, 2005 , and shall expire at midnight EST on the......... 31st day of January, 2008 , unless extended or renewed pursuant to the provisions contained herein (if any), or unless it is sooner terminated as provided for in this Lease and/or Florida Law.

2.  RENT NOTE: All rentals provided for herein shall be PLUS all applicable sales or use taxes.

A. BASE RENT. Tenant shall pay monthly Base Rent in the amount of $8,937.50. Plus Estimated Monthly Additional Rent Charge from Paragraph 2-B in the amount of $ 1,814.06 , monthly Special Rent Charge from Paragraph 2-C in the amount of $ N/A Plus Sales Tax of $ 698.85, for a total of $ 11,450.41 per month

ANY RENTAL PAYMENT RECEIVED BEARING A POSTMARK DATED ON OR BEFORE THE FIRST OF THE MONTH FOR WHICH IT IS DUE, SHALL BE ENTITLED TO A DISCOUNT OF $ 500.00 and such properly dated, received and discounted payment shall be deemed to have been paid as satisfaction in full of that month's Base Rent as set forth herein above in Paragraph 2-A.,
i.e.	$ 10,917.91 , if paid on time (included discounted base rent $ 8,437.50 , and sales tax $ 666.35)
$ 11,450.41 , if Delinquent No discount shall be applicable towards the additional or Special Rent charges.

NOTE:	POSTMARK ON ENVELOPE SHALL BE DATE DETERMINANT.

Monthly rent is due and payable in advance without demand on the first (1st) day of each calendar month during the term of this Lease. Any rental payments not received by the seventh (7th) day of the month for which doe and bearing a postmark later than the first (1st) of that month, shall be subject to a five percent (5%) penalty due and payable as additional rent immediately If said term shall commence on a day other than the first (1st) day of the month, then the first rentals due hereunder shall be prorated for the balance of said commencement month on a per diem basis.

If Tenant shall be in default in the payment of rent more than ten (10) days, Landlord, in addition to all other remedies, at its option, shall have the right, notwithstanding any former waiver, to give written notice to Tenant that Tenant shall vacate premises.

Landlord's Initials               Tenant's Initials

LANDLORD HEREBY ACKNOWLEDGES RECEIPT OF SUMS AS FOLLOWS:

1.	$	as prorated rent for balance of commencement month.
2.	$ 9,103.85	as first months rent for month of March, 2005 . (INCLUDES SALES TAX)
3.	$ 9,103.85	as last months rent for month of January, 2008 . (INCLUDES SALES TAX)
4.	$ 5125.00	as Security Deposit as required herein.
5.	$ 3,628.12	as estimated Additional Rent Charges for First & Last months of this term.
6.	$ N/A	as Special Rent Charges for First month of this term.
7.	$ N/A	as Restoration Guarantee.
TOTAL  $ 26,960.82            received.                                     ,                   .by                                                                   .
The TOTAL, as specified above, is due and payable in full upon the execution of this Lease.

No payment by Tenant, or receipt by Landlord, of a lesser amount than any installment or payment of monies due pursuant to this Lease shall be deemed to be anything other than a partial payment to be applied to the balance of any monies then owed by Tenant to Landlord, and no endorsement or statement on any check or payment of any such payment shall be deemed to effectuate an accord and satisfaction. Landlord may accept any such check, installment or payment without prejudice to any rights of Landlord pursuant to he terms of this Lease or Florida Law, including, but not limited to, Landlord's right to recover the balance owed by Tenant to Landlord at the time of any such payment,, or to pursue any other remedies available to Landlord pursuant to the terms of this Lease and/or Florida Law relevant to Tenant's failure to pay the entire balance then due and owing pursuant to the terms of this Lease.

Provided that the above Total sum of $ 26,960.82 is paid in full and this Lease is in full force and effect, Landlord, as a condition of this Lease, hereby waives the monthly rent due for the months of February, 2005 only.

B. ADDITIONAL RENT. Tenant agrees to pay as Additional Rent, as hereafter provided, Tenant's proportionate share of the cost of the operation and maintenance of the Center, including, but not limited to: Fire and Extended Coverage Insurance covering all improvements in the Center on a full replacement cost basis insuring against all risks; Public Liability Insurance for the combined single limit coverage of not less than Two Million Dollars ($2,000,000.00)(Tenant agrees to not use the premises in such a manner as to increase the premiums for such insurance. Should Tenant's use of the premises invoke an increase of insurance premiums above those paid in the previous premium term, the Tenant herewith agrees to reimburse Landlord for the full amount of such additional premium cost immediately upon Landlord's presentation of such premium notice to Tenant); all real estate, ad valorem, non-advolorem, personal property, and tangible taxes or special assessments levied or assessed by any lawful authority or the Henson Industrial Park, against all of the real estate which is now, or may later become a part of the Center; normal maintenance and repair of the Center, roof and other common areas of the Center, including, but not limited to, repair and replacement of the common area lighting, plumbing, sewage system, irrigation systems, elevator, parking area maintenance, domestic water system; all supplies, tools, equipment and materials used in the operation of the Center; the cost of all maintenance and service agreements for the Center and the equipment therein/thereon, including, but not limited to alarm service, security service, window cleaning, landscape services, trash removal, and janitorial service; illumination of the common areas of the Center, including, but not limited to, all parking areas: security services fire alarm devices, and similar charges relevant to the Center, all management and supervision costs, fees and expenses; janitorial and cleaning labor related to the common areas of the Center; and supplies relevant to the Center ; the cost of repairs and general maintenance of the Center, amortization of the cost of the installation of capital investment items which are installed for the purpose of reducing operating expenses, increasing Tenant safety or which may be required by governmental authority, all costs which relate to the installation of investment items required by governmental authority or for the purpose of increasing Tenant safely shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in do event to extend beyond the reasonable life of the building in which the leased premises are located or the Center; and all utility charges pertaining to the Center, The reimbursable costs set forth in Paragraph 8-E of this Lease, relevant to the heating and air conditioning systems, shall also be deemed to he an item(s) of Additional Rent as contemplated by this Paragraph 2-B and same shall be paid by Tenant to Landlord in accordance with the terms of this Paragraph 2-B. Tenant shall pay the Additional Rent charges and expenses contemplated by this Paragraph 2-B based upon a ratio of the square footage leased by the Tenant, divided by the net rentable square footage of the building in which the leased premises are located. It is agreed that the leased premises' square footage is 10,125 square feet This number is to be divided by the net rentable square footage of the building in which the leased premises are located, which consists of 40,000 square feet.

Landlord's Initials               Tenant's Initials

Landlord shall estimate the Tenant's share of said expenses and charges for each year of this Lease, and any extensions or renewals of same, based upon said charges and expenses that Landlord charged Tenant in the immediately preceding year, and One-Twelfth (1/12) of such annual charges shall be paid by Tenant as Additional Rent, along with the Base Monthly Rent herein referred to, to be paid each and every month of the Lease term and any extensions or renewals of same.
In order to adjust estimated payments (paid as Additional Rents), to actual expenses, between January 1st and 30th of each year of the term of this Lease, and any extensions or renewals of same, Landlord shall furnish to Tenant a budget of the costs expended for the above-referenced Additional Rent charges for the preceding calendar year, and there shall he an adjustment between Landlord and Tenant, with payment to Landlord of the amount by which prorated Additional Rent is exceeded by actual prorated expenses, or repayment by the Landlord to the Tenant if estimated payments exceed prorated expenses. Said sums shall be due and payable from either party within fifteen (15) days after receipt of notice of said adjustment

C. SPECIAL RENT. If Tenant requires Special Services or Fees outside of the normal rental arrangements and these are to be provided by Landlord and reimbursed by Tenant, such as, extra trash service, extraordinary water usage, special security services (Tenant acknowledges that Landlord is under no duty or obligation to provide security services or protection for the Center and/or the leased premises, unless Landlord specifically agrees in writing to provide any such services), additional hours of Common Area lighting, either internal or external to the structure, etc., same shall be noted and described herein below, together with the estimated monthly charge relevant to same. Said Special Services or Fees shall be treated as a Special Rent and same shall be paid by .Tenant to Landlord on a monthly basis in the same manner as the Additional Rent as set forth in Paragraph 2(B) above. Said Special Rent is in addition to the Base Rent and Additional Rent charges identified in Paragraphs 2(A) and 2(B) above.

Item:	N/A	$
Item:		$
Total of Monthly Special Rent:		$
(This Special Monthly Rent charge shall be paid each month as rent is paid.)

D. ADJUSTMENT TO BASE RENT. During the original term hereof and any and all renewals or extensions, the Base Rent shall be increased annually to compensate for changes in the cost of living as computed by reference to the United State Department of Commerce, Consumer Price Index Figure, (U.S. All Urban Consumers), (CPI) 1982-84 = 100) Adjustments to the Base Rent shall be computed on the Anniversary Date of this Lease using the most recently published CPI figure for the month, of October. 2004, which month shall be known as the "Calculation Month", and on each and every Anniversary Date of this Lease during the original term and any renewals thereof Each adjustment shall be in effect commencing from the Anniversary Date until the next Anniversary Date. In the event this price index is discontinued, the parties hereto shall accept related comparable statistics on the cost of living as computed and published by an agency of the United States Government or by a responsible financial periodical of recognized authority to be selected by Landlord. The Base Rent for that one (1) year term shall be arrived at by multiplication of the Base Rent as specified in Paragraph 2-A herein, by a factor obtained by dividing the Cost of Living Index figure for the Calculation Month immediately preceding the Anniversary Date by the Cost of Living Index Figure for the Calculation Month identified above (October, 2004 ). The Quotient so obtained shall be known as the Base Rent Adjustment Factor. (To avoid misunderstanding, it is agreed herein that the CPI figure for the Calculation Month of October, 2004 , is 190.9). The Base Rent from Paragraph 2-A herein shall then be multiplied times this factor to obtain the Base Rent for the upcoming one (1) term. It is the intent by this action that the Adjustment be equal to any Cost of Living Increase, adjusted annually on the Anniversary Date of this Lease, or Five Per Cent (5%), whichever is greater. The last month's rent held by Landlord will be adjusted annually based upon this Paragraph.

E. MISCELLANEOUS RENT PROVISIONS, All payments by Tenant to Landlord of any monies required to be paid pursuant to the terms of this Lease shall be made to Landlord as the same becomes due, in lawful money of the United States, payable to the order of:

1st PROPERTY GROUP, INC.
C/O 6015, LLC
380 INTERSTATE COURT SUITE 206
SARASOTA, FL 34240
or to such other entity and/or location place as Landlord may direct in writing, Nothing in this Lease shall be construed so as to be, or create, a partnership or joint venture between the parties hereto. All monies to be paid by Tenant to Landlord pursuant to the terms of this Lease, including, but not limited to, Base Rent, Additional Rent, and Special Rent for the term of this Lease and any extensions and/or renewals of same, shall be absolutely net and paid to Landlord without any counterclaim, setoff; deduction or defense which Tenant may have, and without abatement, suspension, deferment, diminution or reduction by reason thereof.

Landlord's Initials               Tenant's Initials

3. UTILITIES: Tenant shall be solely responsible for and shall promptly pay all charges and expenses for any and all utilities supplied to the leased premises and the Center, including, but not limited to, gas, telephone, trash removal, domestic water & sewer, and electricity. With the exception of charges for domestic water and sewage and electricity, charges and expenses for ail utilities shall be promptly paid by Tenant directly to the providers) of said utilities. With regard to charges and expenses for domestic water and sewage and electricity to the leased premises and the Center, Landlord shall pay for said charges and expenses to the utility providers, but Landlord shall be reimbursed by Tenant for said charges and expenses on a monthly basis. On a monthly basis, for the duration of the original term of this Lease and any extensions and/or renewals of same, Landlord shall invoice Tenant for Tenant's proportionate share of the previous month's expenses for domestic water & sewage and, electricity. Within ten (10) days of the date on each such invoice, Tenant shall tender payment to Landlord of the invoiced amount Tenant's proportionate share of all such charges for domestic water & sewage & electricity to the Center shall he based upon the percentage that Tenant's leased premises' square footage comprises of the total rented and occupied square footage of the Building in any given month during the term of the tenancy created by this Lease, and any extensions and/or renewals of same.

4. LANDLORD ACCESS: Landlord shall have the right to eater the leased premises periodically and shall have access to the leased premises at reasonable hours for inspection and/or to make any repairs or replacements required of Landlord. Landlord shall have tie right at any reasonable time, to be determined in Landlord's sole discretion, to enter in or about the leased premises to ascertain Tenant's compliance with federal, state and local laws, ordinances, regulations, and to access the roof. Landlord shall be permitted access at any time, in the event Landlord deems that an emergency exists with regards to the Center and/or the leased premises.

5. PERMITS, REMODELING, OR ALTERATIONS: Tenant has visited and inspected the leased premises and accepts same in its current condition and deems said leased premises to be suitable for Tenant's intended use. No warranties have been made by Landlord, or on Landlord's behalf, relevant to the condition, conformity with zoning codes, or suitability of the leased premises for Tenant's intended use.

All licenses, permits and fees required for the Tenant's intended use of the premises shall be obtained by Tenant at Tenant's sole cost and expense.

NOTE: TENANT SHALL SUBMIT TO LANDLORD, FOR LANDLORD'S REVIEW OF SAME, ALL APPLICATIONS FOR BTJILDING PERMITS OR CERTIFICATES OF OCCUPANCY AT LEAST FIVE (5) DAYS BEFORE TENANT'S SUBMISSION OF SAME TO THE APPROPRIATE GOVERNMENTAL AGENCY. LANDLORD SHALL HAVE FULL AUTHORITY TO DENY THE SUBMISSION OF ANY SUCH APPLICATION, IF, W LANDLORD'S SOLE JUDGMENT, SUCH APPLICATION WOULD CREATE A HARDSHIP ON THE CENTER OR DEVIATE FROM LANDLORD'S DESIRED APPEARANCE OF THE CENTER AND/OR THE LEASED PREMISES. LANDLORD'S APPROVAL, OF THE TENANT'S SUBMISSION OF ANY SUCH APPLICATION TO THE APPROPRIATE GOVERNMENTAL AGENCY, SHALL BE ACKNOWLEDGED BY LANDLORD PLACING SAME'S INITIALS ON ANY SUCH APPLICATION.

Tenant, at its sole cost and expense, may at any time, after obtaining the written consent of Landlord, remodel, make alterations to, mate improvements to, and/or install fixtures to the leased premises that are pertinent to Tenant's conduct of business on the leased premises, provided that Tenant or Tenant's agents or employees comply with all laws, ordinances and requirements of any and all Federal, State, County, and Municipal authorities, and Board of Fire Underwriters. Any such remodeling, alterations, and/or improvements shall include, but shall not be limited to, replacing the carpet, painting, paneling, wallpapering, modifying the sprinkler system(s), and/or in other manner changing the appearance of the leased premises. Provided further, however, that Tenant shall submit to Landlord, for Landlord's review and approval of same, all plans and specifications for any such proposed remodeling, alterations, improvements, and/or attachments of fixtures to the leased premises, at least fifteen (15) days prior to Tenant undertaking any action(s) to effectuate any such remodeling, alterations, improvements, and/or attachment of fixtures to the leased premises. Landlord shall, in his sole discretion, have full authority and the right to withhold his consent to any such matters. Any such work shall be performed by competent workmen operating under proper licenses and/or permits as required by law. Positively NO work on the electrical systems of the premises may be performed except by a duly licensed electrician, who shall obtain the required permits and have the work properly inspected by appropriate Government authorities. All contractors hired shall execute a No-Lien Agreement and tender the same to Landlord before work commences. All alterations, improvements and additions (exclusive of fixtures not permanently mounted) shall belong to and become the property of the Landlord and must be regarded, for purposes of this Lease, as part of the leased premises. Notwithstanding any thing contained herein to the contrary, Tenant is prohibited from making any structural changes to the Center and/or the leased premises, which said structural changes shall include, but shall not be limited to, load bearing walls, foundations, structural components of the Center, exterior walls and the roof of the Center.

Landlord's Initials               Tenant's Initials

NOTE: NO ONE MAY WALK OR TRESPASS UPON THE ROOF OF THE BUILDING without the prior express written consent of the Landlord or his agent designated herein, and no structures of any type, including sign mounts, satalite or communication dishes, may be erected on the roof or its coping.

6. SECURITY DEPOSIT: Tenant, simultaneously with Tenant's execution, of flu's Lease, shall deposit with Landlord the stun of $ 5,125.00 (as is set forth in Paragraph. 2A above) to be held by Landlord without interest as security for Tenant's faithful performance of all of Tenant's obligation pursuant to the terms of this Lease and any extensions or renewals of same. It is expressly understood agreed to by the parries hereto that such deposit is NOT an advance payment of rent or a measure of Landlord's damages in the event of a default by Tenant of same's obligations hereunder. Upon the occurrence of any event of default by Tenant, Landlord may, from time to tune, without prejudice to any other remedy provided herein or provided by law, use the Security Deposit to the extent necessary to make good any back rent and/or any other damage, injury, expense or liability caused to Landlord by such event of default Should all or any part of said Security Deposit be utilized or applied by Landlord to any default of Tenant, Tenant shall pay to Landlord, upon demand, the amount so utilized or applied in order to restore the Security Deposit to its original amount Tenant's failure to so restore said Security Deposit, within ten (10) days alter demand by Landlord for said restoration, shall constitute a default under this Lease. On termination of this Lease, Landlord may conduct an examination of the leased premises. Landlord shall notify Tenant of any damage to the leased premises and/or the Center, other than normal wear and tear, and Tenant's shall have ten (10) days from the date of said notification to correct said damage, In the event Tenant fails to correct any such damages within said ten (10) days, Landlord shall have the option of effectuating said corrections and paying for same from Tenant's Security Deposit, (Should Tenant's Security Deposit be insufficient to effectuate any such repairs, Paragraph 8(E) of this Lease shall apply.) After such repairs, the leased premises shall be reinspected by Landlord to determine the adequacy of any such repairs and the condition of the leased premises. After the leased premises have been corrected to the satisfaction of Landlord, in his sole discretion, any remaining Security Deposit balance shall be returned to Tenant within fifteen (15) days after Landlord's approval of the corrections to the leased premises.- Landlord may deliver or assign the Security Deposit to any purchaser or transferee of Landlord5 s interest in the leased premises, and, in the event such interest is sold, transferred or otherwise conveyed, Landlord shall be discharged from any further liability to Tenant with respect to the Security Deposit referenced herein and Tenant's right to the return of any such Security Deposit, not previously utilized or applied by Landlord in accordance with this Paragraph 6, shall be solely against Landlord's grantee, assignee or other individual or entity acquiring Landlord's said interest in the leased premises.

7. DAMAGE OR DESTRUCTION: In the event the leased premises are damaged or destroyed by reason of fire or other casualty so as to render the premises untenantable for a period of time in excess of ninety (90) days, at the option of either the Landlord or the Tenant, this Lease shall terminate. If the Landlord and Tenant cannot agree as to whether the premises are untenantable for a period of time in excess of ninety (90) days, said issue shall be resolved by arbitration. In such event, the Landlord and Tenant shall each choose an arbitrator within five (5) days after either has notified the other in writing of such damage and same's opinion of untenantability. The two arbitrators shall elect a third arbitrator, and the decision of any two of them on said issue shall be conclusive and binding upon both parties hereto.

8. COVENANTS, CONDITIONS AND RESTRICTIONS: The parties hereto agree to the following covenants, conditions, and restrictions.

A. COMMON AREAS. Common Areas snail at all times remain under the control of the Landlord.
Parking: Throughout the term of this Lease and any extensions or renewals of same, parking facilities shall be provided by Landlord at the Center. Tenant's employees shall make reasonable efforts to park in the side areas or across the street in order to save the "front" parking for customers' and visitors use. Parking spaces, along with reasonable ingress and egress thereto and therefrom, shall be used by Tenants of the Center their invitees and patrons, in common. Upon the failure of the Tenant, or its employees, to cooperate in saving "prime" parking for customers' use to the detriment of the other Tenants, Landlord reserves the right to designate specific parking spaces for the use of any Tenant of the Center and its employees. Under no circumstances, without the prior written consent of Landlord, shall Tenant permit or maintain a non-operational vehicle at the leased premises or permit any vehicle not utilized in the normal and routine operation of Tenant's business to be in or about the Center's property over-night Proper utilization of parking spaces is essential to efficient and profitable use of the entire Center, therefore, failure of the Tenant to abide by these directions can, at the option of the Landlord, be deemed to constitute a default of Tenant's obligations pursuant to this Lease.

Landlord's Initials               Tenant's Initials

B. POSSESSION AND QUIET ENJOYMENT. Landlord will place Tenant in actual possession of the leased premises at the beginning of the term of this Lease or such other date as shall be herein agreed upon between the parties hereto. Provided Tenant promptly and timely performs all of same's obligations set forth in this Lease, including, but not limited to, the payment to Landlord of all monies contemplated by this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy for the term of this Lease and any extensions or renewals of same, use of the common area spaces, parking facilities, passageways, sidewalks, entrances and exits,

C. ZONING AND BUSINESS LICENSES. Tenant shall operate a legal and lawful enterprise at the Center from the leased premises, and Tenant has ascertained that, at the time of Tenant's execution of this Lease, there are no zoning prohibitions against the use of the leased premises for Tenant's purpose. Should such zoning prohibition be adopted during the term of this Lease or any extensions or renewals of same, thereby making it impossible for Tenant to continue to carry on its normal business at the leased premise or to renew its business license upon proper and complete application, this Lease shall terminate.

D. SIGNS. Landlord, in order to create and maintain the character of the Center, shall be entitled, in Ms sole discretion, to exercise and retain control over the placement, size, and design of all signs. Tenant1 s sign shall be provided by Tenant at Tenant's sole cost and expense. No painting shall be performed directly on the glass windows!

E. MAINTENANCE. Tenant shall keep and maintain the interior parts of the leased premises in as good condition and repair as when possession, hereunder is given to Tenant, including, but not limited to: decorating and repair; plate glass and windows; carpet and flooring maintenance and repair, and the maintenance, repair and/or replacement of electrical light fixtures, bulbs, sockets, and plumbing. Tenant and Landlord shall, within ten (10) days of Landlord's execution of this Lease, jointly make an operational inspection of the hearing, air-conditioning, restroom facilities, and basic lighting systems. Any items not functioning at the time of said inspection shall be repaired by Landlord at his expense. Thereafter, Tenant shall be responsible, at Tenant1 s sole cost and expense, for the maintenance, replacement and repair of all interior electric and plumbing items, restroom facilities and lighting systems. Landlord will obtain, keep in effect, and pay for a. maintenance contract on the air-conditioning and heating equipment servicing the leased premises. The cost of said maintenance contract, and any related repairs, replacements, modifications and/or other expenses relevant to the air-conditioning and hearing system of the Center shall be reimbursed by Tenant to Landlord as an element of Additional Rent pursuant Paragraph 2, B. of this Lease. At the conclusion of the Tenant's tenancy at the leased premises, another joint inspection by Landlord and Tenant of the leased premises and the restroom facilities, and basic lighting systems (including light bulbs and same's housing units) shall be made to determine their operational condition. Any repairs or replacements determined by such inspection shall be the responsibility of the Tenant to procure and pay in mil prior to the termination of the Lease term, or any extensions or renewals of same, or, at tie discretion of Landlord, the costs of any such necessary repairs or replacements shall be assessable against the Tenant's Security Deposit to the extent of such deposit, and any remaining balance shall be immediately due and payable by Tenant to the Landlord without protest At the option of the Landlord, there shall be no termination of this Lease, or any extensions or renewals of same, or termination of Tenant's obligations pursuant to this Lease, including, but not limited to, the monthly payment of the Base Rent, Additional Bent, Special Rent and other monies required to be paid by Tenant pursuant to the terms of this Lease, until all costs and expenses associated with said repairs and replacements are paid in foil by Tenant.
Tenant shall be responsible for repair and replacement of the plate glass and windows in the leased premises. Tenant shall immediately replace any cracked or damaged glass. Tenant must deliver the leased premises back to Landlord at the termination of this Lease, or any extensions or renewals of same, with all glass intact and free from cracks or damage of any kind or nature. Should damage or breakage occur due to fire or windstorm or the gross negligence of the Landlord, Landlord shall be responsible for such replacement.
Tenant shall not permit or cause any lien or encumbrance to be attached to the leased premises or the Center and Tenant shall immediately cause same to be removed or satisfied upon the demand of Landlord. Tenant shall indemnify and hold Landlord harmless against loss arising from any such lien or encumbrance.
Landlord shall maintain the exterior of the Center, the roof and structural members, the common areas, including the parking lots, sidewalks, and exterior lighting systems. Any repairs or replacements of said items made necessary by Tenant, Tenant's agents, invitees, customers and/or employees' misuse of same or through the negligence of Tenant, Tenant's agents, invitees, customers and/or employees, or by reason of alterations or modifications made by Tenant, shall either, at the sole discretion of Landlord, be performed by Tenant at Tenant's sole cost and expense, or performed by Landlord and charged to Tenant as Additional Rent due and payable within ten (10) days after demand for payment by Landlord Any repairs required of the Landlord shall only be performed or ordered by or under the direction of the Landlord or Landlord's agents. The Landlord shall not assume any responsibility for execution or payment of any work initiated by the Tenant without the Landlord's prior written approval. Any requests for repairs or maintenance to be performed by the Landlord must be in writing and delivered to the same location to which rental monies are sent.

Landlord's Initials               Tenant's Initials

F. INSURANCE. Tenant shall, at its sole cost and expense, cause to be placed in effect immediately upon execution of this Lease, and shall maintain same in fell force and effect during the term of this Lease and any extensions or renewals of same, Bodily Injury and Property Damage Commercial General Liability insurance for the combined single limit coverage of not less than $1,000,000,00 per occurrence covering Tenant's operations, business and use of the leased premises and the Center together with insurance for the replacement of plate glass, with any and all of said insurance policy(ies) naming the Landlord, 6015, LLC. , as Additional Insured. Tenant shall deliver to Landlord, within ten (10) days after Tenant's execution of this Lease, a certificate or binder, issued by the insurance carrier, acknowledging receipt by the insurance carrier of the premium therefor. Tenant shall thereafter, at the commencement of each and every renewal term, provide Landlord with a certificate or binder, issued by the insurance carrier, acknowledging receipt by the insurance carrier of the premium therefor. Tenant shall additionally supply Landlord, within three (3) days of Landlord's request for same, with written proof from the insurance carrier(s) that all such policies are in full force and effect. Such policy(ies) or certificate(s) shall provide that the same shall not be canceled without thirty (30) days prior written notice to the Landlord from the insurance carrier. Failure of Tenant to provide such insurance coverage and proof thereof and to maintain the same in full force and effect during the term of this Lease, and any extensions or renewals of same, shall, at the option of the Landlord, be considered a default of Tenant's obligations pursuant to this Lease and Landlord may remedy said default by utilization of Tenant's Security Deposit in accordance with the provisions of Paragraph 6 above, or utilize any other remedy contained in this Lease or provided by law relevant to said default of Tenant.

G. ASSIGNMENT OR SUBLETTING. This Lease shall not be subleased or assigned, whether voluntarily, by judgment, execution or other legal process, without the Landlord's prior written consent determined in Landlord's sole discretion. In determining whether to grant consent to the Tenant's proposed sublease or assignment request, the Landlord may consider any reasonable factor. Landlord and Tenant hereby agree that any one of the following factors, or any other reasonable factor, will, in the sole discretion of the Landlord, be reasonable grounds for declining Tenant's request: financial strength of the assignee; business reputation of the assignee; assignee's intended use of the leased premises; business experience or managerial skills of assignee; conflict with other Tenants' rights; the use of chemical materials which are or may become hazardous waste or environmental pollutants; and the possible violation of restrictive covenants. Consent of Landlord to such assignment or subletting shall not relieve the Tenant, or Tenant's guarantors, of any of Tenant's obligations pursuant to the terms of this Lease, including, but not limited to, the payment of Base Rent, Additional Rent, Special Rent and any other sums required to be paid by Tenant pursuant to the terms of this Lease.

H. WAIVER OF CLAIMS. In the event Tenant is found by a court of competent jurisdiction to have been negligent, Tenant will indemnify and save Landlord harmless from any liability including, but not limited to, attorneys' fees and other costs and legal expenses, as a result of damage or injury to any person or to the goods, wares and/or merchandise of any person arising from the use of the leased premises and/or the Center by, through or under Tenant or from the failure of the Tenant to maintain the leased premises in the manner deemed required. Additionally, Tenant agrees to pay the costs and attorney's fees Incurred by Landlord in the event Landlord is named as defendant in any of the above described situations arising out of the Tenant's use of the leased premises and/or the Center.
In the event Landlord is found by a court of competent jurisdiction to have been negligent, Landlord will indemnify and save Tenant harmless from any liability including, but not limited to, attorneys* fees and other costs and legal expenses, as a result of damage or injury to any person or to the goods, wares and/or merchandise of any person, arising from the Landlord's maintenance of the leased premises in the manner required pursuant to the terms of this Lease. Additionally., Landlord agrees to defend Tenant with legal counsel should Tenant be named as defendant in any of the above-described situations arising out of Landlord's said maintenance of the leased premises.

I. NO DUTY TO PROVIDE SECURITY. Tenant acknowledges that Landlord is under no duty or obligation to provide security services and/or protection to the leased premises, the Center and/or the building in which the leased premises are located. Tenant further acknowledges that any such security services and/or protection shall be the sole responsibility of the Tenant unless Landlord specifically agrees in writing to provide any such security services and/or protection.

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9. OPTION TO RENEW: Provided that all monies required to be paid by Tenant to Landlord, pursuant the terms of this Lease, have been timely paid and are current at time of the exercise of this option, and provided Tenant is not otherwise tie in default of same's obligations set forth in this Lease, and subject to the terms and conditions set forth in this Paragraph 9, Tenant shall have the right to renew this Lease 2 time for a term of three (3) years, under the same terms and conditions set forth in this Lease, To exercise said option, Tenant shall notify Landlord in writing, by hand delivery or by certified mail, return receipt requested, at least ninety (90) days before the termination date of this Lease, of Tenant's election to exercise its option to renew. In the event Tenant fails to provide Landlord with the aforementioned ninety (90) day notice, Landlord shall have the right, but not the obligation, to send Tenant, prior to the termination date of this Lease, a renewal notice setting forth the rent adjustment (as set forth in Paragraph 2(D)(2) above) that would be in effect in the event the Lease was renewed. In the event Landlord elects to provide Tenant with such a renewal notice, said renewal notice shall be deemed to be an offer by Landlord to Tenant to renew flu's Lease for an additional five (5) year term. Tenant shall notify Landlord in writing of Tenant's decision to exercise or decline said renewal offer within fifteen (15) days of the date of said renewal notice. In the event Tenant fails to notify Landlord of Tenant's decision with regard to said renewal notice, but Tenant tenders any monies (whether for rent or any other purpose) to Landlord subsequent to the date of said renewal notice, Tenant shall be deemed to have elected to renew this Lease for an additional five (5) year term.
In the event Tenant fails to deliver to Landlord the aforementioned ninety (90) day notice of Tenant's election to renew the Lease, Landlord shall have the right, within the last thirty (30) days of the Lease term, to install not more than two (2) "For Lease" or "For Rent" signs on the building in which the leased premises are located and/or in front of the leased premises, advertising the space for rent.

10. REDELIVERY OF POSSESSION OF LEASED PREMISES: Tenant shall redeliver to Landlord possession of the leased premises upon the expiration or termination of this Lease, or any extension or renewal term, ready for occupancy, broom clean and in as good condition and repair as the same was at the commencement of the original term of this Lease, ordinary wear and tear excepted. Tenant hereby acknowledges and agrees that same shall use a protective plastic floor mat under any chair with rollers utilized in the leased premises sufficient to eliminate any potential damage or noticeable imprints to the flooring located in the leased premises. Tenant thus agrees that damage or noticeable imprints on the flooring located in the leased premises shall not be considered normal wear and tear. Tenant further hereby acknowledges and agrees that the leased premises and restrooms located in the leased premises and the Center are designated "no smoking" areas and Tenant shall not permit any smoking by Tenant and/or same's employees, invites, customers, agents, officers or directors In the leased premises or said restrooms. Tenant thus agrees that any costs and expenses that Landlord, in Landlord's sole discretion, incurs to remove smoke odors from the leased premises and/or said restrooms, whether said costs and expenses are incurred by Landlord at the conclusion of the lease term, or any extension or renewal term, or during any period that Tenant occupies the leased premises, shall be immediately reimbursed by Tenant to Landlord upon Landlord's demand for said reimbursement In the event Tenant raps to reimburse Landlord for said costs and expenses within five (5) days of Landlord's demand for reimbursement, Landlord shall be entitled to utilize the provisions of Paragraph 6 above to obtain reimbursement from Tenant's Security Deposit for any such costs and expenses.

11. EMINENT DOMAIN: If the leased premises or a part thereof (including parking spaces referred to herein above), are taken for any public or quasi-public use under any statute or by right of eminent domain, or private purchase after threat thereof, and such taking renders the leased premises unsuitable for the business of the Tenant, then this Lease shall be terminated. Tenant shall be liable for the rent up to the time of taking. In the event of a partial taking and Tenant does not elect to terminate this Lease, Landlord shall have the right, in Landlord's sole discretion, to elect to terminate this Lease or to restore the leased premises to a condition comparable to the condition immediately prior to the taking, and rent shall be paid by Tenant without adjustment

12. ABANDONMENT BY TENANT: If Tenant fails to pay when due the Base Rent, Additional Kent, Special Rent and/or other monies required to be paid by Tenant to Landlord pursuant to the terms of this Lease, Landlord shall have the right to obtain possession of the premises as provided by the terms of this Lease and/or applicable law and/or to exercise any other rights afforded Landlord pursuant to the terms of this Lease or Florida Law. In the absence of actual knowledge by Landlord that the Tenant has abandoned the leased premises, Tenant shall, for all purposes, be conclusively presumed to have abandoned the leased premises if rent is not current and Tenant has failed to conduct business at the leased premises for fifteen (15) consecutive business days.

13. DEFAULT BY TENANT: A. The occurrence of any one or more of the following shall be a default by the Tenant of same's obligations pursuant to this Lease:
a.) Failure to pay any Base Rent, Additional Rent and/or Special Rent within ten (10) days of its becoming due, and Tenant waives any right, whether statutory or otherwise, to receive any notice of default in the payment of Base Rent, Additional Rent and/or Special Rent.
b.) Failure to make any payment of monies, other than rent, required pursuant to the terms of this Lease when due, if the failure continues for a period often (10) days after notice from Landlord to Tenant.

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c.) Failure to comply with, any provisions of this Lease, except under subparagraphs a.) and b.) above and i.) below, if the failure continues for five (5) days after notice from Landlord to Tenant.
d.) Making a general assignment or arrangement for the benefit of creditors; being adjudicated a bankrupt; receiving the benefit of any insolvency; readjustment of debts; reorganization under bankruptcy law, entering into an agreement of composition •with creditors; having a receiver or trustee appointed to take possession of Tenant's assets on the property or Tenant's interest under this Lease; or the seizing under the legal process of Tenant's assets located at the leased premises or the Tenant's interest in this Lease.
e.) Vacating or abandoning the property.
f.) Assignment or subletting of this Lease, except in accordance with, the provisions of Paragraph 8(G) of this Lease.
g.) If Tenant is a corporation, partnership, or other artificial entity, and any part or all of its shares of ownership are transferred by sale, assignment, bequest, operation of law, or any other disposition, so as to result in a change of the ownership of the Tenant
h.) Chronic defaults of items a.), b.), c.) above. Chronic defaults shall be denned as three (3) or more occurrences within any twelve (12) month period.
i.) Tenant's delivery of a check to Landlord that is dishonored by Tenant's financial institution for any reason, including, but not limited to, stop payment order, insufficient funds, insufficient cleared funds, or account closed. Tenant shall not be entitled to receive a notice from Landlord of a default pursuant to the terms of this Paragraph 13 i.).

B. If default by Tenant occurs, Landlord may:
Notify Tenant in writing of the default, by delivering any applicable notice(s) contemplated hi this Paragraph 13, by hand delivery or certified mail, return receipt requested, to provide Tenant with the opportunity to cure said delimit
If any default is not cured as set forth above, Landlord shall have the right (notwithstanding any former waiver), but not the obligation to:
Declare the entire balance of all tent of whatever nature due for the remaining term of this Lease or any extension or renewal term due and payable in lull, including reasonable attorney's fee;
Retake possession of the premises, re-let the premises in good faith and as the agent of Tenant and receive the rent therefor upon such terms as shall be available to the Landlord. All rights of the Tenant to repossess the premises shall be forfeited;
Note: Re-entry by Landlord shall not release Tenant from any rent of whatever nature to be paid or covenants to be performed hereunder during the full term of this Lease and any extension or renewal term. If the sum realized from a re-letting is insufficient to satisfy the monthly rent of whatever nature provided for in this Lease, Landlord, at its sole option, may require Tenant to pay such deficiency month-to-month, or may hold Tenant liable in advance for the entire deficiency to be realized during the term of the re-letting. Tenant shall not be entitled to any surplus accruing as a result of such re-letting;
Landlord may declare this Lease null and void and may re-enter the leased premises without further notice or demand, to again have and enjoy possession of same, If Landlord releases Tenant from continuing obligation under this Lease or any extension or renewal term, Landlord may apply any prepaid rents and/or Security Deposits to the mitigation of Landlord's losses without protest of Tenant; and/or
In the event Tenant defaults in the performance of Tenant's obligation pursuant to the terms of this Lease, Landlord's aforementioned remedies shall be deemed to be cumulative and in addition to any rights Landlord may possess pursuant to law. This Lease snail be construed and interpreted pursuant to the laws of the State of Florida and the parties hereby stipulate that venue relevant to any dispute concerning this Lease shall be in Sarasota County, Florida.

14. TENANT'S PERSONAL PROPERTY: Any personal property or trade property of Tenant, other than fixtures, which may be placed in or upon the leased premises are to remain the property of the Tenant. Tenant shall have the right and obligation to remove said items from the leased premises prior to or upon Tenant's vacating of the leased premises. Tenant shall repair any damage to the leased premises and/or the Center which is caused by the removal of any such property of the Tenant. However, any property, whether personal, trade, or otherwise which is attached to, or becomes a fixture to or on, the leased premises or the Center in a permanent or semi-permanent manner, including, but not limited to, carpeting, signs, sinks, drapery hangers and window coverings, cabinets, counter tops, shelving, and similar items, shall be considered improvements and fixtures as said terms are defined under applicable law, and, as such, must stay in place at the conclusion of the lease term or any extension or renewal term., and/or lease termination, unless arrangements for said items' removal have been consented to by Landlord in writing prior to their installation. Notwithstanding anything contained hi this Paragraph 14 to the contrary, Tenant acknowledges that Landlord is the owner of those certain work stations that were located in and upon the Center at the commencement of the tenancy created by this Lease.

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15. HOLDING OVER: If Tenant remains in possession of the leased premises after the termination, of this Lease or any extension or renewal term and without the written consent of Landlord, Tenant shall not acquire any rights or interest in the leased premises, and Tenant shall he deemed to be a tenant at sufferance and shall pay a rent equal to the all rent of whatever nature provided for in this Lease, plus an additional one hundred per cent (100%) of said rent (double rent) as contemplated by Chapter 83 et. seq. of Florida Statutes, and additionally subject to all law applicable to a tenant at sufferance. In no event shall there he any renewal of this Lease by operation of law or shall the tenancy he deemed to be a month-to-month tenancy. Tenant hereby waives any demand from Landlord, as contemplated by Section 83.06 of Florida Statutes, for Tenant to become responsible for payment of double rent pursuant to said statutory section. Tenant's obligation to pay said double rent shall commence on the day following the date of the expiration of the original Lease term or any extension or renewal term.

16. SUBORDINATION TO MORTGAGE: This Lease and all rights of Tenant hereunder are and shall be inferior to, subject to, and subordinate to, the lien of any mortgage now or which hereinafter may affect the properly and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof This subordination shall be self-operative and no further instrument, document, or action of Tenant shall be required. Tenant shall execute and deliver from time-to-tune such instruments and certificates affirming and confirming such subordination as Landlord may reasonably request.

17. ATTORNMENT: In the event of sale or assignment of Landlord's interest in the leased premises and/or the Center, Tenant shall attorn writing to the purchaser of Landlord's interest and recognize such purchaser as Landlord under this Lease. If the holder of any mortgage, or other security instrument, shall hereafter succeed to the rights of Landlord under this Lease, whether through the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the leased premises, Tenant shall attain in writing to and recognize such successor as Tenant's Landlord under this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord the attorney in fact of Tenant to execute and deliver such instrument on behalf of Tenant in the event Tenant refuses or fails to do so within ten (10) days after Landlord or subsequent purchaser shall give notice to Tenant requesting the execution and delivery of such instrument Upon the attainment of Tenant, this Lease shall continue in full force and effect as a direct Lease between such successor Landlord and Tenant subject to all of the terms, covenants and conditions contained in this Lease.

18. SALE BY LANDLORD: In the event, during the term of this Lease, or any extensions or renewal term, that Landlord sells the premises which are demised or leased to Tenant by this Lease, the following shall occur:
1.) Prior to such sale and upon written request by Landlord, Tenant shall execute an estoppel letter or certificate, and shall forward the same to Landlord after Tenant's execution. The estoppel letter or certificate shall be in form and substance as specified and requested by Landlord, and shall include a statement of the current rent due from Tenant, any Security Deposit paid by Tenant and held by Landlord, and common area expenses paid by Tenant either annually or monthly, any rent over-rides or percentage rents contained in. this Lease, and any other terms and provisions relating to Tenant's occupancy which Landlord may request It is not intended that the estoppel letter be a modification of the duties or obligations of either the Landlord or the Tenant pursuant to this Lease, but solely to set forth the existing obligations of each party. Upon the execution of such estoppel letter or certificate and delivery to Landlord, Tenant shall thereafter be bound by the terms set forth in the estoppel letter or certificate.
2.) After the date of the conveyance of the premises by Landlord, Landlord shall not thereafter be liable to Tenant as "Landlord" under this Lease, and Tenant shall not, therefore, be liable to Landlord, hut shall, for all of Tenant's obligations arising under this Lease, be obligated to the new owner. Any obligation arising under this Lease which remains unsatisfied prior to closing shall remain the obligation of Landlord to Tenant or Tenant to Landlord as the same may be applicable.
3.) Upon written notice from the Landlord and the new owner of the premises, Tenant shall, for all purposes under this Lease, deal with the new owner as "Landlord". The Landlord originally identified in this Lease shall have no further obligations, duties or responsibilities to Tenant pursuant to this Lease.

19. RULES AND REGULATIONS: Tenant agrees to abide by reasonable rules and regulations pertaining to the use of the leased premises and the common areas of the Center, as may be established or promulgated by Landlord from time to time, which are uniform for all Tenants of the Center. Failure of Tenant to abide by tie hereinafter set forth rules and regulations, and as same may from time to time be modified or amended by Landlord, shall, at the option of the Landlord, be considered a default by Tenant of same's obligations pursuant to this Lease. The following rules are hereby acknowledged and agreed to by the parties hereto:
A. There shall be no repairs to vehicles or equipment performed outside of the leased premises;
B. There shall be no outside storage;
C. No disabled vehicles or equipment of any type shall be permit at the Center;
D. No vans or trailers may be used for storage outside of the leased premises;
E. Large items, including, but not limited to, Christmas trees, lumber, furniture, appliances, pallets, and other similar items cannot be stored outside of the leased premises and must be removed from the Center's property at Tenant's sole cost and expense; and

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F. Tenant shall not allow the parking of, or operation of; any trucks, vans, equipment, or delivery vehicles so as to block or impede the normal traffic flow in and to the building and parking areas in -which the leased premises are located and/or the Center.
G. Tenant shall not use in any way, or permit or suffer the use of the leased premises or any part of thereof to either directly or indirectly prepare, produce, generate, manufacture, refine, treat, transport, store, maintain, handle, dispose of, transfer, or process any Hazardous Substance. For purposes of this Lease, "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, radioactive material, urea formaldehyde foam insulation, asbestos, PCBs, or any substances the removal of which is required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling, or ownership of which is restricted, prohibited, regulated, or penalized by any and all federal, state, county, or municipal statutes or laws now or at any time hereafter in effect.
H. With the exception of seeing eye dogs, no pets of any type or kind shall be permitted in or about the leased premises and/or the Center, without the prior written consent of the Landlord.

20. ATTORNEYS FEES AND COSTS: In the event it becomes necessary for any party hereto to seek legal means to enforce the terms of this Lease, the non-prevailing party shall be liable for all reasonable attorney's fees and costs incurred by the prevailing parry as an incident to the prosecution or defense of any litigation between the parties, whether said attorney's fees and costs are incurred in the trial court proceedings, appellate proceedings, or in any post judgment or collection proceeding.

21. CONSTRUCTION: There shall be no inference, by operation of law or otherwise, that any provision of this Lease stall be construed against either party. This Lease shall be construed without regard to the identity of the parry that drafted the various provisions hereof Moreover, each and every provision of this Lease shall be construed as though all parties hereto participated equally in the drafting thereof. As a result of the foregoing, any rule or construction that a document is to be construed against the drafting party shall not be applicable.

22. NOTICES: All notices, requests, demands and other communications required or permitted to be given pursuant to the terms of this Lease, and/or Florida Law, shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified mail, return receipt requested, to the parties entitled to the receipt of such documents at the addresses hereinafter set forth. All notices, requests, demands and other communications required or permitted to be given to Landlord, pursuant to the terms of this Lease and/or Florida Law, shall be sent to both Landlord and same's properly manager, First Property Group, Inc., at the addresses set forth below. Any party may change its address for purposes of this Paragraph 22 by giving written notice of such change to the other party in the manner provided in this Paragraph. The following are the parties' respective addresses on the date of same's execution of this Lease:
The address of the Landlord is:	The address of the Tenant is:
STEVEN E. GREENFIELD	Morgan Beaumont
c/o 1st PROPERTY GROUP, INC.	6015 31st Street East
380 INTERSTATE COURT SUITE 206	Bradenton FL 34203
SARASOTA, FLORIDA 34240

23. TIME: Time is of the essence with regard to the matters set forth herein.

24. WAIVER, ESTOPPEL. REMEDIES AND DEFENSE LIMITATION: All waivers of any rights provided by this Lease or by law relevant to any breach or default by a party shall be required to be in writing and signed by both parties hereto. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. All remedies afforded in this Lease shall be taken and construed as cumulative and in addition to every other remedy provided herein or by law. The failure of any party to enforce at any time any of the provisions of this Lease, or to exercise any option which is hereby provided, or to require at any time performance by another parry of any of the provisions hereof, shall in no way be construed to be a waiver or create an estoppel from enforcement of such provisions, nor in any way affect the validity of this Lease or any part hereof, or the right of such party to thereafter enforce each and every such provision, or to seek relief as a result of the prior breach.

25. CONSTRUCTION OF TERMS: As used in this Lease, the singular shall include the plural and the use of any gender shall include all as the context admits or requires. Reference to persons shall include corporations, partnerships and other legal entities.

26. SECTION HEADINGS: The section headings contained within this Lease have been inserted for purposes of convenience and ready reference. Said section headings shall not be deemed to in any manner effect the content of the various paragraphs contained within this Lease, including, but not limited to, expanding, diminishing, defining, and/or limiting the content of said paragraphs.

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38.
FURTHER DOCUMENTS: The parties hereto agree to execute any documents, resolutions, or other instruments which may be required of either of same or which may be necessary for the purpose of fulfilling, effectuating, or implementing the provisions of this Lease.

39.	RECITALS: The Recitals set forth on the first page of this Lease are true and correct and same are incorporated herein by reference.

40.
CONSTRUCTION: Landlord hereby agrees to complete the build out of the 1,790 sf in the rear of the second floor by completing the perimeter drywall, A/C, drop ceiling, floor covering ( carpet), sprinklers, fire monitoring, and painting & offices as outlined on attached exhibit A. Tennant will be responsible for all data & communication wiring, the installation and electric wiring for the extra air conditioner for the server room, and the added cost for wiring the power needed for the server room.

41.	ENTRANCE: Landlord at its sole cost and expense shall erect a sets of double doors at the top of the stair Landing.

42.
WORKSTATIONS: Landlord agrees to allow the Tenant to utilize the existing workstation parts to construct up to 6 additional workstations in. the newly constructed 1,790 sq ft section, excluding desks, file cabinets & storage bins. Tennant will be responsible for the assembly of the workstations.

43.
RIGHT OF INDIVIDUAL TO REPRESENT CONTRACTING PARTY: If Tenant is a corporation, partnership or other entity, the person signing this Lease on behalf of such corporation, partnership or entity hereby warrants that he/she has full authority from such corporation, partnership or entity to sign this Lease and obligate the corporation, partnership or entity hereunder and said person and the corporation, partnership or entity shall be jointly and severally liable for the payment of all rent and any and all other monies that Tenant is required to pay to Landlord pursuant to the terms of this Lease, and any extensions or renewals of same, including attorney's fees and costs.

IN WITNESS WHEREOF:

The parties to these presents have hereunto set their hands and seals the date(s) indicated below.

WITNESS	LANDLORD	DATE
Steven E. Greenfield Managing Member of 6015, LLC

WITNESS

Morgan Beaumont, Inc.	/	651071956
BUSINESS NAME ID#

	/s/ K.W. Craig	-	1/12/05
WITNESS	TENANT(1) sign		DATE

Theodore Misiewicz	Print Name	Ken Craig	Title	CFO
WITNESS

Home Address	Home Phone

S.S. No.:	/	Marital Status:

D.L. #	St.

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